Exhibit 99.1

NEWS RELEASE
CONTACT: Phil Franklin,
     Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE REPORTS SECOND QUARTER RESULTS
          DES PLAINES, Illinois, July 30, 2008 — Littelfuse, Inc. (NASDAQ/NGS:LFUS) today reported sales and earnings for the second quarter of 2008.
Second Quarter Highlights
•	Sales for the second quarter of 2008 were $149.8 million, an increase of $20.7 million or 16% compared to the second quarter of 2007 and above the company’s guidance of $142 to $147 million. Foreign currency translation effects favorably impacted sales by $4.8 million on the period to period comparison.

•	Diluted earnings per share for the second quarter of 2008 were $0.42 compared to diluted earnings per share of $0.37 for the second quarter of 2007.

•	Adjusted diluted earnings per share (see Supplemental Information on page 9) were $0.45, which excludes $0.9 million of charges for severance and asset impairment related to manufacturing transfers. This was at the midpoint of the company’s guidance of $0.42 to $0.48 per share.

•	The benefits of higher sales and increased operating leverage in the second quarter of 2008 were mostly offset by higher costs for transportation, materials and utilities driven primarily by increases in the prices of oil and commodity metals. The sales benefits from the strength of foreign currencies (primarily the euro) against the dollar were largely offset by the unfavorable effects of foreign currency denominated costs (primarily the euro, Chinese yuan, Philippine peso and Mexican peso). As expected, costs related to manufacturing transfers (redundant overhead, equipment moved, training, retention incentives, etc.) increased to over $3 million in the second quarter of 2008.
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•	Cash from operating activities, which was negative in the first quarter of 2008, improved to $15.5 million in the second quarter due primarily to increased earnings and improved working capital performance. Capital expenditures increased as expected in the second quarter of 2008 to $13.6 million, mostly to support the manufacturing transfers.

•	The book-to-bill ratio for electronics for the second quarter of 2008 was 1.0.
          “We were pleased with our sales performance in the second quarter,” said Gordon Hunter, Chief Executive Officer. “Our automotive and electrical businesses both had record sales for the quarter, and electronics bounced back nicely after several weak quarters. This indicates that we continue to make forward strides in each of our three markets.”
          “We did not make as much progress on margins as we might have expected given the sales increases,” said Phil Franklin, Chief Financial Officer. “We are clearly being impacted by higher transportation and material costs coupled with transfer-related costs reaching peak levels. We are taking actions to combat these cost increases including moving more freight from air shipment to sea shipment and implementing selective price increases. In addition, we expect the transfer-related costs will begin to moderate by the fourth quarter.”
          “Cash flow was a bright spot for the quarter as we continue to keep the focus on working capital management despite the distraction of the manufacturing transfers,” added Franklin.
Outlook
          “Through the second quarter, our markets held up well with the exception of the U.S. automotive market,” said Hunter. “However, we have some concerns about the second half of the year. The U.S. automotive market continues to weaken, and we expect some slowing in Europe. The electronics and electrical markets so far remain solid, but uncertain macroeconomic conditions and rising costs give us some concern. On the other hand, our manufacturing transfer projects are on schedule, and we remain confident that we will achieve the targeted savings.”
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Updated Guidance
•	Sales for the third quarter of 2008 are expected to be in the range of $145 to $150 million, which represents 4 to 7% growth over the prior-year quarter.

•	Diluted earnings for the third quarter of 2008 are expected to be in the range of $0.42 to $0.48 share before special charges. The company expects to book a non-cash charge of approximately $6.5 million pre-tax in accordance with SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans for Termination Benefits,” related to curtailment of a pension plan in Ireland. This plan is fully funded from a cash perspective.

•	The company expects earnings per share before restructuring charges and special items for the year 2008 to be approximately $1.70 per share, or approximately $1.29 per share on a GAAP basis (see Supplemental Schedule on page 10).

•	The previously communicated 2009 earnings target was $2.50 per share. While management still believes this number is possible, weaker macroeconomic conditions and cost pressures could reduce this to as low as $2.30 per share.
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Conference Call Webcast Information
          Littelfuse will host a conference call today, Wednesday, July 30, 2008 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2008 and can be accessed through the Web site listed above.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $536.1 million in 2007, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations and the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations and other risks that may be detailed in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 under the heading “Risk Factors” and elsewhere in the company’s other Securities and Exchange Commission filings. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements. The company assumes no obligation to update this forward-looking information, except as required by law.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(in millions, unaudited)

	Second Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Business Unit
Electronics	$95.6	$82.2	16%	$180.4	$168.3	7%
Automotive	38.9	33.8	15%	75.2	67.6	11%
Electrical	15.3	13.1	17%	27.9	25.1	11%

Total	$149.8	$129.1	16%	$283.5	$261.0	9%

	Second Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Geography
Americas	$55.1	$51.1	8%	$104.8	$102.6	2%
Europe	35.8	29.4	22%	69.1	60.6	14%
Asia-Pacific	58.9	48.6	21%	109.6	97.8	12%

Total	$149.8	$129.1	16%	$283.5	$261.0	9%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 28, 2008	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$55,258	$64,943
Accounts receivable	94,292	85,607
Inventories	63,874	58,845
Deferred income taxes	11,061	10,986
Prepaid expenses and other current assets	14,906	14,789

Total current assets	239,391	235,170

Property, plant and equipment:
Land	11,407	12,573
Buildings	51,750	49,321
Equipment	299,639	282,416

	362,796	344,310
Accumulated depreciation	(209,438)	(199,748)

Net property, plant and equipment	153,358	144,562

Intangible assets, net of amortization:
Patents, licenses and software	8,937	9,231
Distribution network	13,517	13,823
Customer lists, trademarks and tradenames	3,346	1,192
Goodwill	82,979	73,462

	108,779	97,708

Investments	5,919	6,544
Deferred income taxes	6,720	6,141
Other assets	1,416	1,240

Total Assets	$515,583	$491,365

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,855	$27,889
Accrued payroll	18,677	19,441
Accrued expenses	12,021	11,595
Accrued severance	19,218	21,092
Accrued income taxes	1,544	4,484
Current portion of long-term debt	24,018	12,086

Total current liabilities	100,333	96,587

Long-term debt, less current portion	—	1,223
Accrued severance	11,277	8,912
Accrued post-retirement benefits	19,829	18,371
Other long-term liabilities	12,875	12,715
Minority interest	143	143
Total shareholders’ equity	371,126	353,414

Total Liabilities and Shareholders’ Equity	$515,583	$491,365

Common shares issued and outstanding of 21,692,291 and 21,869,824, at June 28, 2008, and December 29, 2007, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$149,826	$129,149	$283,534	$260,963

Cost of sales	102,364	87,878	197,591	178,371

Gross profit	47,462	41,271	85,943	82,592

Selling, general and administrative expenses	26,944	23,474	52,622	49,360
Research and development expenses	6,213	5,306	11,836	10,593
Amortization of intangibles	1,001	879	1,893	1,536

Operating income	13,304	11,612	19,592	21,103

Interest expense	368	368	702	830
Other expense (income), net	43	(545)	356	(885)

Income before income taxes	12,893	11,789	18,534	21,158

Income taxes	3,752	3,407	5,281	6,555

Net income	$9,141	$8,382	$13,253	$14,603

Net income per share:
Basic	$0.42	$0.38	$0.61	$0.66

Diluted	$0.42	$0.37	$0.61	$0.65

Weighted average shares and equivalent shares outstanding:
Basic	21,687	22,294	21,734	22,229

Diluted	21,869	22,516	21,880	22,427

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Six Months Ended
	June 28, 2008	June 30, 2007
Operating activities:
Net income	$13,253	$14,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,725	12,145
Amortization of intangibles	1,893	1,536
Stock-based compensation	2,506	2,634
Gain on sale of property, plant and equipment	(305)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,552)	1
Inventories	(4,329)	1,177
Accounts payable and accrued expenses	(3,845)	(98)
Accrued payroll and severance	(784)	(8,314)
Accrued taxes	(3,246)	(4,455)
Prepaid expenses and other	3,208	(3,222)

Net cash provided by operating activities	14,524	16,007

Investing activities:
Purchases of property, plant and equipment	(25,101)	(13,077)
Purchase of business, net of cash acquired	(9,280)	—
Sale of property, plant and equipment	3,384	—

Net cash used in investing activities	(30,997)	(13,077)

Financing activities:
Proceeds from debt	54,000	30,500
Payments of debt	(43,412)	(48,025)
Purchases of common stock	(6,623)	—
Proceeds from exercise of stock options	1,187	6,064

Net cash provided by (used in) financing activities	5,152	(11,461)

Effect of exchange rate changes on cash	1,636	1,067

Decrease in cash and cash equivalents	(9,685)	(7,464)
Cash and cash equivalents at beginning of period	64,943	56,704

Cash and cash equivalents at end of period	$55,258	$49,240

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LITTELFUSE, INC.
Supplemental Information
(in thousands, except per share data, unaudited)

	For the Three Months Ended
	June 28, 2008	June 30, 2007
Net sales	$149,826	$129,149

Cost of sales	102,364	87,878
Special items (1)	(548)	(305)

Adjusted cost of sales	101,816	87,573

Adjusted gross profit	48,010	41,576
% of sales	32.0%	32.2%

Total operating expenses	34,158	29,659
Special items (2)	—	(515)

Adjusted total operating expenses	34,158	29,144
% of sales	22.8%	22.6%

Adjusted operating income	13,852	12,432

% of sales	9.2%	9.6%

Interest/other (income) expense	411	(177)
Special items (3)	(386)	—

Adjusted interest/other (income) expense	25	(177)

Adjusted income before tax	13,827	12,609

Adjusted income tax expense	4,024	3,644

Effective rate	29.1%	28.9%

Adjusted net income	$9,803	$8,965

Adjusted diluted earnings per share	$0.45	$0.40

Diluted shares	21,869	22,516

Note: The Company believes that adjusted operating income is more indicative of its ongoing operating performance than GAAP operating income since the former excludes special charges that are related to closure of legacy operations.
Special Items:

(1)	Special items for 2008 relate to severance and impairment charges for Ireland and Dongguan Wickman (China). Special items for 2007 relate to Ireland severance.

(2)	Special items for 2007 relate to termination costs for former Heinrich European sales representatives.

(3)	Special items for 2008 reflected the net exchange rate impact of revaluing the Ireland restructuring charges.
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LITTELFUSE, INC.
Supplemental Schedule (unaudited)
Diluted Earnings Per Share — Fiscal Year 2008

	Year-to-Date For		Forecasted For		Forecasted For
	the Six Months		the Second Six		the Year Ended
	Ended June 28,		Months of Fiscal		December 27,
	2008		Year 2008		2008
Diluted Earnings Per Share — GAAP	$0.61		$0.68		$1.29

Adjustments / Special Items	0.20	(1)	0.21	(2)	0.41

Diluted Earnings Per Share — Adjusted	$0.81		$0.89		$1.70

Note: The Company believes that adjusted earnings per share is more indicative of its ongoing operating performance than GAAP earnings per share since the former excludes special charges that are related to closure of legacy operations.
Adjustments / Special Items:
(1)	Special items year-to-date for the six months ended June 28, 2008 relate to restructuring charges involving the transfer of the Company’s Mexico manufacturing operations to China, and severance and impairment charges for Ireland and Dongguan Wickman (China).
(2)	Special items forecasted for the second six months of fiscal year 2008 relate to the expected charge resulting from the curtailment of a pension plan in Ireland.
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